Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 5, 2009, relating to the balance sheet of General Maritime Corporation (formerly Galileo Holding Corporation) as at September 30, 2008, appearing in the Current Report on Form 8-K/A of General Maritime Corporation dated February 6, 2009 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
February 9, 2009